EXHIBIT 99.1 -- Annual Report of Accountant Relative to Servicing



The Board of Directors
CarMax Auto Superstores, Inc.:

We have examined management's assertion about CarMax Auto Superstores, Inc.'s (CarMax) compliance, as Servicer, with section 3.9 of the Sale and Servicing Agreement, dated October 1, 1999 (the "Agreement"), between CarMax Auto Receivables, LLC, as Seller, CarMax, as Servicer, and CarMax Auto Owner Trust 1999-1, for the period from October 1, 1999 to February 29, 2000, included in the accompanying Management Report. Management is responsible for CarMax's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about CarMax's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and accordingly, included examining, on a test basis, evidence about CarMax's compliance with those requirements and performing such procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on CarMax's compliance with specified requirements.

In our opinion, management's assertion that CarMax Auto Superstores, Inc. complied with the requirements of the aforementioned section of the Agreement for the year ended February 29, 2000 is fairly stated, in all material respects.




/s/KPMG LLP
KPMG LLP
April 21, 2000










Management Report



Management of CarMax Auto Superstores, Inc. (CarMax), as Servicer, is responsible for compliance with the servicing requirements in section 3.9 of the Sale and Servicing Agreement dated October 1, 1999 (the "Agreement"), between CarMax Auto Receivables, LLC, as Seller, CarMax, as Servicer, and CarMax Auto Owner Trust 1999-1.

Management has performed an evaluation of CarMax's compliance with the aforementioned section of the Agreement for the period from October 1, 1999 to February 29, 2000. Based upon this evaluation, management believes that, for the period from October 1, 1999 to February 29, 2000, CarMax, as Servicer, was materially in compliance with the aforementioned section of the Agreement.







/s/Philip J. Dunn

Philip J. Dunn
Treasurer and Assistant Secretary




April 21, 2000